PRESS RELEASE                                Contact:
Oaks, Pennsylvania                           Jeffrey Boehmer
March 13, 1998                               (610) 666-7777



TOTAL CONTAINMENT, INC. ANNOUNCES ISSUANCE OF $4 MILLION
PERPETUAL CLASS A FLOATING RATE PREFERRED STOCK



Total Containment, Inc. (NASDAQ - "TCIX")

The Company's net loss for 1997, caused by the Company's charge to income in the third quarter to increase the Company's warranty reserve, resulted in the Company's net tangible assets (total assets less goodwill, less liabilities) dropping below the dollar amount necessary for the Company to maintain the listing of the Company's common stock on NASDAQ's National Market System.

The Company's Board of Directors and principal shareholder (who owns 57.1% of the Company's outstanding common stock) believe that continued listing is important to the Company and to its shareholders. To accomplish this objective, the Company's principal shareholder purchased in March, 1998, 400 shares of authorized but unissued perpetual Class A Floating Rate Preferred Stock of the Company at $10,000, cash, per share (the "Preferred Stock"). This $4 million equity infusion is expected to cause the Company to meet the NASDAQ's net tangible asset test and is expected to allow the Company to maintain its NASDAQ National Market listing over the foreseeable future.

The perpetual Preferred Stock is entitled to receive, as and if declared by the Company's Board, dividends at a floating rate equal to the rate payable by the Company on its line of credit with its commercial bank. Dividends are payable quarterly in arrears, and if not declared or paid would cumulate at the line of credit rate, plus 50 basis points. The Preferred Stock:
(1) does not possess voting rights, (2) is not convertible into common stock, and (3) is not redeemable at the option of the holder. The Preferred Stock is redeemable at the option of the Company, but only (1) if and to the extent the Company's net tangible assets at the end of any fiscal quarter exceeded $4.5 million, or (2) if at least a majority of the independent and disinterested members of the audit committee of the Company's Board of Directors approve such redemption. The preceding provision relating to redemption constitutes a covenant between the Company, the Company's principal shareholder and its remaining shareholders and may not be changed without the approval of at least a majority of the independent and disinterested members of the audit committee of the Company's Board of Directors.

Total Containment is the leading manufacturer and distributor of underground systems and products for the conveyance and containment of petroleum and alcohol based motor vehicle fuels from underground storage tanks to aboveground fuel dispensers.

If you would like additional information on Total Containment, Inc., visit our website at http://www.totalcontaiment.com.